Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 22 day of April 2015 (the “Effective Date”), by and between Huayue Electronics Inc., a Delaware corporation (the “Company”), and Isaac H. Sutton (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company desires to commence the employment of the Executive, and the Executive desires to commence such employment, on the terms and conditions set forth in this Agreement.

B. This Agreement shall be effective immediately and shall govern the employment relationship between the Executive and the Company from and after the Effective Date, and, as of the Effective Date, supersedes and negates all previous agreements and understandings with respect to such relationship.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1	Retention. The Company does hereby employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such employment, on the terms and conditions expressly set forth in this Agreement. Certain capitalized terms used herein are defined in Section 5.5 of this Agreement.

1.2	Duties. (a) During the Period of Employment, the Executive shall serve the Company as its Chief Executive Officer and shall have the powers, authorities, duties and obligations of management usually vested in such position for a company of a similar size and similar nature as the Company, and such other powers, authorities, duties and obligations commensurate with such positions as the Company’s Board of Directors (the “Board”) may assign from time to time, all subject to the directives of the Board, and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s employee handbook, business conduct and ethics policies, and other personnel policies, as they may change from time to time). During the Period of Employment, the Executive shall report to the Board.

(b) On the Effective Date, the Board shall elect Executive to the Board to fill the existing vacancy on the Board. During Period of Employment, Executive shall be included in the management’s slate for election as a member of the Board and the Company shall cause the Executive to be a member of any executive or management committee of the Board. Subject to election by the Company’s stockholders, Executive shall serve as a member of the Board, with no additional remuneration payable to Executive for that service. [Upon the Date of Termination, unless otherwise approved by the Board, Executive shall resign from the Board and from any other board or committee of the Company or its subsidiaries or affiliates.] While the Executive’s ability to serve as a member of the Board and of any executive or management committee thereof is necessarily subject to the Executive’s election to the Board and the provisions of the Company’s By-Laws, if by action of the Board or the stockholders of the Company the Executive should no longer be a member of the Board or any such committee of the Board, the Executive will be entitled to treat such change as a termination for Good Reason pursuant to Section 5.2 hereof.

1.3	No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall (i) devote at least 70% of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) hold no other employment without the express written approval of the Board. In furtherance of the foregoing, during the Period of Employment Executive may continue to serve as the Chief Executive Officer of GoCOM Corporation. The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the approval of the Board. The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which he may then serve if the Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its Affiliates, successors or assigns.

1.4	No Breach of Contract. The Executive hereby represents to the Company and agrees that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) the Executive will not enter into any new agreement that would or reasonably could contravene or cause a default by the Executive under this Agreement; (iii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iv) the Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement (other than this Agreement) with any other Person; (v) to the extent the Executive has any confidential or similar information that he is not free to disclose to the Company, he will not disclose such information to the extent such disclosure would violate applicable law or any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; and (vi) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5	Location. The Executive’s principal place of employment shall be the Company’s offices in New York, New York. Subject to Section 4.5 below, the Executive agrees that he will be regularly present at that office. The Executive acknowledges that he will be required to travel from time to time in the course of performing his duties for the Company.

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2.	Period of Employment. The “Period of Employment” shall be a period of three years commencing on the Effective Date and ending at the close of business on the third anniversary of the Effective Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives written notice at least sixty (60) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (such notice to be delivered in accordance with Section 18). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and, in the case of provision of notice by the Company, shall not constitute “Good Reason” for purposes of this Agreement; provided, however, that if the Company provides the Executive notice that the Period of Employment shall not be extended or further extended, the Company shall pay to the Executive a cash bonus in the amount of Two Hundred Thousand Dollars ($200,000). Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3.	Compensation.

3.1	Base Salary. During the Period of Employment, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time but not less frequently than in monthly installments. The Executive’s Base Salary shall be at an annualized rate of One Hundred Twenty Thousand Dollars ($120,000) until the first anniversary of the Effective Date, which amount shall increase by five percent (5%) on each subsequent anniversary of the Effective Date. The Board (or a committee thereof) may, in its sole discretion, increase (but not decrease) the Executive’s rate of Base Salary.

3.2	Incentive Bonus. During the Period of Employment, the Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”). Notwithstanding the foregoing and except as otherwise expressly provided in this Agreement, the Executive must be employed by the Company at the time the Company pays incentive bonuses to employees generally with respect to a particular fiscal year in order to be eligible for an Incentive Bonus for that year (and, except as otherwise expressly provided in this Agreement, if the Executive is not so employed at such time, he shall not have been considered to have “earned” any Incentive Bonus with respect to the fiscal year). The Executive’s target Incentive Bonus amount for a particular fiscal year of the Company shall equal one hundred percent (100%) of the Executive’s Base Salary paid by the Company to the Executive for that fiscal year; provided that the Executive’s actual Incentive Bonus amount for a particular fiscal year shall be determined by the Board (or a committee thereof) in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Board (or a committee thereof). Any Incentive bonus earned by the Executive shall be paid quarterly and may, at the election of the Executive, be assigned by the Executive to another person or entity.

3.3	Revenue Bonus. During the Period of Employment, the Executive shall be eligible to receive a revenue bonus for each fiscal year of the Company that occurs during the Period of Employment (“Revenue Bonus”) in an amount equal to 0.75% of the amount of the Company’s net revenues in that fiscal year exceed $25 million.. The revenue bonus shall be payable for any fiscal year within seven (7) calendar days following the date that the Company files its Annual Report on Form 10-K for such fiscal year. Notwithstanding the foregoing and except as otherwise expressly provided in this Agreement, the Executive must be employed by the Company at the time the Company is to the Revenue Bonus with respect to a particular fiscal year in order to be eligible for a Revenue Bonus for that year (and, if the Executive is not so employed at such time, in no event shall he have been considered to have “earned” any Revenue Bonus with respect to the fiscal year). Any Revenue Bonus earned by the Executive may, at the election of the Executive, be assigned by the Executive to another person or entity.

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3.4	Stock Option Grant. Subject to approval by the Board (or a committee thereof), the Company will grant the Executive a stock option (the “Option”) to purchase 3,000,000 shares of the Company’s common stock at a price per share not less than the per-share fair market value of the common stock on the date of grant, as reasonably determined by the Board (or a committee thereof). The Option will vest with respect to thirty-three and one-third percent (33 ⅓%) of the shares subject to the Option on the first anniversary of the grant date of the Option. The remaining sixty-six and two-thirds percent (66 ⅔%) of the shares subject to the Option will vest in twenty-four (24) substantially equal monthly installments thereafter. In each case, the vesting of the Option is subject to the Executive’s continued employment by the Company through the respective vesting date. The maximum term of the Option will be ten (10) years, subject to earlier termination upon the termination of the Executive’s employment with the Company, a change in control of the Company and similar events. The Option shall be intended as an “incentive stock option” under Section 422 of the Internal Revenue Code, as amended (the “Code”), subject to the terms and conditions of Section 422 of the Code (including, without limitation, the Code limitation on the number of options that may become exercisable in any given year and still qualify as such an incentive stock option). The Option shall be granted under a long-term incentive plan to be adopted by the Company and submitted for approval by the Company’s stockholders, and shall be subject to such further terms and conditions as set forth in the Company’s standard form of award agreement for stock options granted under the plan.

4.	Benefits.

4.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. If at any time the Company does not maintain a health insurance plan for its employees in the United States, the Company shall reimburse the Executive for obtaining his own health insurance for himself and his wife.

4.2	Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

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4.3	Vacation and Other Leave. During the Period of Employment, the Executive’s annual rate of vacation accrual shall be four (4) weeks per year, with such vacation to accrue and be subject to the Company’s vacation policies in effect from time to time, including any policy which may limit vacation accruals and/or limit the amount of accrued but unused vacation to carry over from year to year. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

5.	Termination.

5.1	Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause, or (ii) with no less than ninety (90) days advance written notice to the Executive (such notice to be delivered in accordance with Section 18), without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability.

5.2	Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) days advance written notice to the Company (such notice to be delivered in accordance with Section 18); provided, however, that in the case of a termination for Good Reason, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Good Reason termination.

5.3	Benefits upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a) The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations;

(b) If, during the Period of Employment, the Executive’s employment with the Company terminates as a result of a termination by the Company without Cause (other than due to the Executive’s death or Disability) or a resignation by the Executive for Good Reason, the Executive shall be entitled to the following benefits:

(i) The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to the sum of (x) twenty-four (24) months of Executive’s Base Salary at the monthly rate in effect on the Severance Date, plus (y) two (2) times the Executive’s target Incentive Bonus for the fiscal year of the Company in which the Severance Date occurs, plus two (2) times the Executive’s Revenue Bonus, if any, for the fiscal year of the Company immediately preceding the fiscal year in which the Severance Date occurs. Such amount is referred to hereinafter as the “Severance Benefit.” Subject to Section 21(b), the Company shall pay the Severance Benefit to the Executive in equal monthly installments (rounded down to the nearest whole cent) over a period of twelve (12) consecutive months, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service.

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(ii) The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 21(b), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the six month (6th) month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place

(iii) The Company shall promptly pay to the Executive any Incentive Bonus or Revenue Bonus that would otherwise be paid to the Executive had his employment by the Company not terminated with respect to any fiscal year that ended before the Severance Date, to the extent not theretofore paid (such payment to be made at the time bonuses for the fiscal year are paid to the Company’s executives generally).

(iv) As to each then-outstanding stock option and other equity-based award granted by the Company to the Executive that vests based solely on the Executive’s continued service with the Company, the Executive shall vest as of the Severance Date in any portion of such award in which the Executive would have vested thereunder if the Executive’s employment with the Company had continued for twelve (12) months after the Severance Date (and any portion of such award that is not vested after giving effect to this acceleration provision shall terminate on the Severance Date). As to each outstanding stock option or other equity-based award granted by the Company to the Executive that is subject to performance-based vesting requirements, the vesting of such award will continue to be governed by its terms, provided that for purposes of any service-based vesting requirement under such award, the Executive’s employment with the Company will be deemed to have continued for twelve (12) months after the Severance Date. Notwithstanding the foregoing, if the Severance Date occurs on or after the date of a Change in Control Event, each stock option and other equity-based award granted by the Company to the Executive, to the extent then outstanding and unvested, shall be fully vested as of the Severance Date.

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(v) As to any such vested stock options, the Company shall promptly, at the election of the Executive, (i) issue to the Executive in consideration of the cancellation of such stock options and, without the payment by the Executive of any additional consideration, a number of shares of the Company’s common stock computed using the following formula:

                                                X =  Y (A-B)

                                                            A

Where:  X =  The number of shares of the Company’s common stock to be issued to the Executive pursuant to this clause;

Y =  The aggregate number of shares of the Company’s common stock that are issuable upon exercise of such stock options;

A =  The fair market value of one share of the Company’s common stock on the Severance Date; and

B =  The option exercise price (as adjusted to the Severance Date).

or (ii) pay to the Executive in cash an amount equal to the fair market value of the shares of the Company’s common stock that are issuable pursuant to clause (i) above. For purposes of this subparagraph (v), the “fair market value” of one share of the Company’s common stock as of a particular date shall be determined as follows:  (i) if traded on a securities exchange or through an interdealer quotation system such as the OTC Bulletin Board, the value shall be deemed to be the average of the closing sale prices of the Company’s common stock on such exchange or quotation system over the ten (10) day period ending on the trading day immediately preceding the Severance Date; or (ii) if traded over-the-counter, the value shall be deemed to be the average of the closing sale price over the ten (10) day period ending on the trading day immediately preceding the Severance Date.  If there is no reported sale price for the Company’s common stock the fair market value of the Company’s common stock shall be the value as determined in good faith by the Board of Directors of the Company.

(c) In the event of the death of Executive during the Period of Employment, in addition to any other benefits or entitlements herein provided for, the legal representative of Executive shall be entitled to the compensation provided for in Section 3 above for one year plus the month in which death shall have occurred, at the rate being paid at the time of death, and the Period of Employment shall be deemed to have ended as of the close of business on the first anniversary of the last day of the month in which death shall have occurred, which payments shall be payable promptly and without prejudice to any payments due in respect of Executive’s death. The Company shall cause to be obtained and maintain a Two Million Dollar ($2,000,000) fully-paid whole life insurance policy insuring the life of the Executive. Such policy shall be maintained on a Equity Split Dollar basis for the entire term of employment and upon the cessation of employment, for a period of ten years thereafter at a maximum cost of no more than $20,000 per year.

(d) In the event of the Total Disability of Executive during the Period of Employment, the Period of Employment shall be deemed to have ended as of the close of business on the day the Executive shall first be considered to have a Total Disability and in lieu of the compensation payable to the Executive pursuant to Section 3 above, the Executive shall thereafter be entitled to 90% of the compensation provided for in Section 3 above, at the rate and in the manner being paid at the time of the commencement of Total Disability, (i) for the period of such Disability or (ii) until death or (iii) until the Executive becomes 75 years of age or (iv) for a period of 15 years, whichever of the events shall first occur. The Company shall obtain insurance policies at an annual cost of no more than $20,000 per year to cover the disability of Executive, provided, however, that the failure so to do for any reason shall not mitigate the Company’s obligation to pay such compensation to the Executive.  The amount of any payments due under this paragraph (d) may be reduced by any payments which the Executive shall have received for the same period because of disability under any disability or pension plan of the Company or any subsidiary or affiliate thereof.

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(e) If during the Period of Employment the Executive shall become temporarily, or intermittently, disabled through illness or accident from performing his duties hereunder, he shall be entitled to a leave of absence from his employment duties for the period of such temporary or intermittent disability, not to exceed 180 days in any twelve-month period. The Executive’s full compensation and status as an employee shall continue during any such temporary or intermittent disability and leaves of absence.

(f) During any period of leave of absence occasioned by illness or injury, Executive will submit to such physical examinations as may reasonably be requested by the Board of Directors and shall authorize release to the Board of Directors of copies of all hospital or other medical reports concerning Executive’s illness, injury, and course and progress of treatment.

(g) Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under Section 6 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or any remaining unpaid amount contemplated by Section 5.3(b)(iii), 5.3(c),5.3(d), 5.3(e) or 5.3(f) above or any payment required pursuant to Section 5.8 below, or to any continued Company-paid or reimbursed coverage pursuant to Section 5.3(b)(ii).

(h) The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue health coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4	Certain Defined Terms.

(a)	As used herein, “Accrued Obligations” means:

(i)	any Base Salary that had accrued but had not been paid on or before the Severance Date;

(ii)	any accrued but unused vacation as of the Severance Date; and

(iii)	any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

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(b) As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(c) As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board) based on the information then known to it, that one or more of the following has occurred:

(i) the Executive is convicted of, pled guilty or pled nolo contendere to a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii) the Executive has engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of his duties hereunder;

(iii) the Executive willfully fails to perform or uphold his duties under this Agreement and/or willfully fails to comply with reasonable directives of the Board; or

(iv) a breach by the Executive of any other provision of Section 6, or any material breach by the Executive of any other contract he is a party to with the Company or any of its Affiliates.

(d)	As used herein, “Change in Control Event” shall mean

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Executive, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, (D) any acquisition by any entity pursuant to a transaction that complies with Sections (iii)(1), (2) and (3) of this definition below, (E) any acquisition by a Person described in and satisfying the conditions of Rule 13d-1(b) promulgated under the Exchange Act, or (F) any acquisition by a Person who is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Outstanding Company Common Stock and/or the Outstanding Company Voting Securities on the Effective Date (or an affiliate, heir, descendant, or related party of or to such Person);

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(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 30% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

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(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control Event under clause (iii) above.

(e) As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(f) As used herein, “Good Reason” shall mean the occurrence (without the Executive’s consent) of any one or more of the following conditions:

(i) a material diminution in the Executive’s rate of Base Salary or bonus opportunities;

(ii) a material diminution in the Executive’s authority, duties or responsibilities;

(iii) a material change in the geographic location of the Executive’s principal office with the Company (for this purpose, in no event shall a relocation of such office to a new location that is not more than thirty (30) miles from the current location of the Company’s executive offices constitute a “material change”);

(iv) the failure of the Board to nominate the Executive as a member of the Board or of the stockholders of the Company to elect the Executive as a member of the Board, or the failure of the Board to appoint the Executive to any executive or management committees of the Board; or

(v) a material breach by the Company of this Agreement;

provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 18), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute Good Reason.

(g) As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(h) As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

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(i) As used herein, the term “Total Disability” shall be defined by any long-term disability policy obtained by the Company under which the Executive is covered,  otherwise, “Total Disability” shall mean an illness or accident occurring during the Period of Employment that prevents the Executive from resuming performance of his duties under this Agreement after a leave of absence of 18 consecutive months, during which period Executive shall receive 100% of his compensation.

5.5.	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.6	Limitation on Benefits.

(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b) A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) business days of the date of termination of the Executive’s employment, if applicable, or such other time as requested by the Company or the Executive (provided the Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to any Benefits, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Benefits. Unless the Executive provides written notice to the Company within ten (10) business days of the delivery of the Determination to the Executive that he disputes such Determination, the Determination shall be binding, final and conclusive upon the Company and the Executive.

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5.7	No Obligation to Mitigate Damages. If, during the Period of Employment, the Executive’s employment with the Company terminates as a result of a termination by the Company without Cause (other than due to the Executive’s death or Disability) or a resignation by the Executive for Good Reason, the Executive shall have no obligation to mitigate damages by seeking other employment, nor shall the Executive be required to accept a position of less dignity and importance or of substantially different character and salary than the highest position theretofore held by him with the Company or a position that would call upon him to breach any of his obligations under Section 6 hereof. However, if following such employment the Executive does receive compensation, benefits and service credit for benefits from any other employment, the payments to be made and the benefits and service credit for benefits to be provided by the Company shall be correspondingly reduced. Such reduction shall, in the event of any question, be determined jointly by the firm of certified public accountants regularly employed by the Company and a firm of certified public accountants selected by the Executive, in each case upon the advice of actuaries to the extent the certified public accountants consider necessary, and, in the event such two firms of accountants are unable to agree on a resolution of the question, such reduction shall be determined by an independent firm of certified public accountants selected jointly by both firms of accountants.

6.	Protective Covenants.

6.1	Confidential Information; Inventions.

(a)            The Executive shall not disclose or use at any time, either during the Period of Employment or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company. The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Period of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Executive may then possess or have under his control. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process.

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(b)           As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the Effective Date) concerning (i) the business or affairs of the Company (or such predecessors), including business, marketing and mergers and acquisitions plans and strategies, (ii) products or services (including product road maps and strategies), (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) suppliers, customers and clients, as well as supplier, customer or client lists, preferences and/or contracts and contract terms, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c)            As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during his employment by the Company or any of its Affiliates prior to the Effective Date, that he may discover, invent or originate during the Period of Employment or at any time in the period of twelve (12) months after the Severance Date, shall be the exclusive property of the Company and its Affiliates, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

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6.2	Restriction on Competition. The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates during the twelve (12) month period following the Severance Date, it would be very difficult for the Executive not to rely on or use the Company’s and its Affiliates’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company’s and its Affiliates’ relationships and goodwill with customers, during the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means a Person anywhere in the world where the Company and its Affiliates engage in business, or reasonably anticipate engaging in business, on the Severance Date (the “Restricted Area”) that at any time during the Period of Employment has competed, or any and time during the twelve (12) month period following the Severance Date competes, with the Company or any of its Affiliates in any business related to [describe business]. Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

6.3	Non-Solicitation of Employees and Consultants. During the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not directly or indirectly through any other Person induce or attempt to induce any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand.

6.4	Non-Interference with Customers. During the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not, directly or indirectly through any other Person, use any of the Company’s trade secrets to influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Executive will not otherwise use the Company’s trade secrets to interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

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6.5	Cooperation. Following the Executive’s last day of employment by the Company, the Executive shall reasonably cooperate with the Company and its Affiliates in connection with: (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company and any Affiliates with respect to matters relating to the Executive’s employment with or service as a member of the Board or the board of directors of any Affiliate (collectively, “Litigation”); or (b) any audit of the financial statements of the Company or any Affiliate with respect to the period of time when the Executive was employed by the Company or any Affiliate (“Audit”). The Executive acknowledges that such cooperation may include, but shall not be limited to, the Executive making himself available to the Company or any Affiliate (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any Affiliate to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any Affiliate pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company or any Affiliate, in a form and within a time frame requested by the Board, with respect to the Company’s or any Affiliate’s opening balance sheet valuation of intangibles and financial statements for the period in which the Executive was employed by the Company or any Affiliate; and (v) turning over to the Company or any Affiliate any documents relevant to any Litigation or Audit that are or may come into the Executive’s possession. The Company shall reimburse the Executive for reasonable travel expenses incurred in connection with providing the services under this Section 6.5, including lodging and meals, upon the Executive’s submission of receipts. If, due to an actual or potential conflict of interest, it is necessary for the Executive to retain separate counsel in connection with providing the services under this Section 6.5, and such counsel is not otherwise supplied by and at the expense of the Company (pursuant to indemnification rights of the Executive or otherwise), the Company shall further reimburse the Executive for the reasonable fees and expenses of such separate counsel.

6.6	Understanding of Covenants. The Executive acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conducts business throughout the Restricted Area, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

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6.7	Enforcement. The Executive agrees that the Executive’s services are unique and that he has access to Confidential Information and Work Product. Accordingly, without limiting the generality of Section 17, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 if and when final judgment of a court of competent jurisdiction or arbitrator, as applicable, is so entered against the Executive. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, such period of time shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

7.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Except for such withholding rights, the Executive is solely responsible for any and all tax liability that may arise with respect to the compensation provided under or pursuant to this Agreement.

8.	Successors and Assigns.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.	Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

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10.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the state of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of New York to be applied. In furtherance of the foregoing, the internal law of the state of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

12.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.	Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

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16.	Arbitration. Except as provided in Sections 6.6 and 17, Executive and the Company agree that any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in New York, New York, before a sole arbitrator (the “Arbitrator”) selected from the American Arbitration Association, as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee, but that each party shall bear its own attorneys fees and other expenses.

17.	Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for provisional injunctive or equitable relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

18.	Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

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if to the Company:

Huayue Electronics Inc.

51 Huilingxi Road

Zhouhuizheng, Wujin District

Changzhou Jiangsu Province

P.R. China 213002

Attention: Pan Shudong, Chief Executive Officer

if to the Executive, to the address most recently on file in the payroll records of the Company.

19.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

21.	Section 409A.

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b) If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) or (c) until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 21(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 21(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

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(c) To the extent that any benefits pursuant to Section 5.3(b)(ii) or reimbursements pursuant to Section 4.2 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

Huayue Electronics Inc.,
a Delaware corporation

By:	/s/ Pan Shudong
Name:	Pan Shudong
Title:	Chairman of the Board

“EXECUTIVE”
/s/ Isaac H. Sutton
Isaac H. Sutton

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